Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

VENOCO, INC. REPORTS FIRST QUARTER 2007 RESULTS

1st quarter 2007 production up 58% from 2006

Drilling in Sacramento Basin is on schedule for 120+ wells in 2007

88% success rate on 1st quarter wells drilled in Sacramento Basin

DENVER, COLORADO, May 15, 2007 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the first quarter of 2007.   For the quarter Venoco produced 1.59 million barrels of oil equivalent (MMBOE), up 58% from the first quarter of 2006.  It reported a net loss of $10.4 million in the period, as compared to first quarter 2006 net income of $5.1 million.  The $10.4 million first quarter 2007 net loss includes the effect of $17.0 million ($10.3 million after related income taxes) in unrealized mark-to-market derivative losses (non-cash) related to its commodity hedging program.

Venoco further reported EBITDA (defined as earnings before interest expense, income taxes, and depreciation, depletion and amortization expense) of $18.2 million in the first quarter of 2007, down 6% from first quarter 2006 EBITDA of $19.4 million.  Adjusted EBITDA, which adds back the non-cash amortization of derivative premiums and the effect of unrealized commodity hedging losses, for the first quarter of 2007 was $38.2 million, up 22% from $31.4 million for the first quarter of 2006 and up slightly from fourth quarter 2006 Adjusted EBITDA of $37.6 million.  Please see the end of this release for a reconciliation of EBITDA and Adjusted EBITDA to net income (loss).

Mr. Tim Marquez, Chairman and Chief Executive Officer said, “As expected, our first quarter 2007 production was comparable to the fourth quarter of 2006.  Our Adjusted EBITDA, net of all other non-cash expenses, was also comparable to the fourth quarter of 2006.  We expect the current development of our expanded asset base to lead to significant production and reserve growth in the remainder of 2007.”

RECENT SIGNIFICANT DEVELOPMENTS

On April 25th Venoco completed the previously announced purchase of several Texas Gulf Coast fields, including the Manvel field in Brazoria County, for $46.1 million.  The Manvel field is within 5 miles of Venoco’s Hastings oil field - both produce from the Frio sands. Since acquiring Hastings last year, Venoco has substantially increased conventional production, added approximately 3 MMBOE to proved reserves, and structured a joint venture for a future CO2 flood of the field.

On May 11th Venoco completed the previously announced purchase of the West Montalvo field located in Ventura County, California for $61.3 million. The field was discovered in 1951 and has seen limited capital in the last decade.  In addition to the fee leasehold, the field includes a largely undeveloped offshore portion that is under lease from the State of California, but from a technological standpoint, is easily reachable from onshore locations.

Venoco President Bill Schneider commented, “We like the potential we see in the West Montalvo field. There is a significant amount of oil in place (243 MMBO), with only 10% recovered to date. This is the type of field that Venoco has successfully re-engineered to capture additional reserves.”

Venoco’s internal estimate of proved reserves included in the two acquisitions is 9.7 million barrels of oil equivalent (MMBOE), as of December 31, 2006, and proved plus unproved conventional reserves are estimated to be 14.7 MMBOE.  Venoco’s conventional reserve estimates for the acquisition do not include reserves from potential tertiary recovery methods from the Manvel field.

On May 8th Venoco completed a $500 million Senior Secured Second Lien Term Loan Facility which bears interest at LIBOR plus 4%.  The loan is for seven years and the proceeds were primarily used to refinance its previously existing $350 million second lien term loan and to reduce amounts outstanding under Venoco’s revolving credit facility.

Venoco has also recently announced that it has entered into long-term access agreements which will allow it to deliver crude oil from its South Ellwood field into the Long Beach area. The arrangements include dock access for offloading a barge and access into a pipeline system, which will allow Venoco to deliver crude oil to several refineries in the Long Beach area. The crude oil will enter a pipeline that will be connected to a common carrier pipeline system that provides access to the refineries.  With the agreements in place, permitting and construction of certain pipeline connections have been initiated to tie into the common carrier pipeline. The work is expected to be completed in late May with crude oil shipments to begin shortly after completion.

2007 Production

Venoco expects that implementation of its capital expenditure program in 2007 and recently completed acquisitions will result in a significant increase in average net production for 2007 relative to 2006.  Average net production was 17,670 (BOE/d) in the first quarter of 2007 which reflects the impact of barge transportation issues in the quarter of approximately 500 BOE/d. The company expects average net production to rise throughout the remainder of 2007, and expects annual production to average 20,500 BOE/d to 22,500 BOE/d for the year ending December 31, 2007.  In order to achieve this growth, Venoco intends to focus its efforts on the execution of its development and workover/recompletion programs in the Sacramento Basin, Texas, and recently acquired fields, and maintenance of production from the majority of the company’s other properties at rates consistent with year-end 2006 levels.

Venoco is pursuing a multi-year drilling program in the Sacramento Basin, and has six drilling rigs and a growing number of completion/workover rigs currently operating in the basin. The company plans to drill more than 120 wells in the Sacramento basin in 2007, and expects that additional completion rigs will be available in the basin in the remainder of 2007, which will allow Venoco to increase the number of recompletions of existing wells and reduce the backlog of wells awaiting completion.

In the Hastings complex, the company is continuing its active workover and recompletion programs and has three to four workover rigs active in the complex. Venoco expects to continue this program throughout 2007. In addition, the company has initiated a replacement well pilot program in the Hastings complex and expects to be in a position to assess the results of the program early in the third quarter. If the pilot program is successful, Venoco would plan to drill up to 15 additional replacement wells in the second half of 2007.

The company is also in the process of implementing a development and workover program on its recently acquired assets.  This program is expected to show production gains by the end of the year. Expectations with respect to future production rates are subject to a number of uncertainties, including those referenced below in “Forward Looking Statements.”

Capital Investments

Venoco increased its development and other spending on its properties in the first quarter of 2007 to approximately $84.4 million, including approximately $59.6 million for drilling and rework activities, $5.8 million for facilities, $4.7 million for exploration, $9.8 million for the acquisition of additional interests in its core properties and $4.5 million for deposits to acquire new fields.

In Coastal California, the company continued its horizontal development drilling program in the Sockeye field during the first quarter of 2007.  Based on encouraging results to date, Venoco is also evaluating the possibility of expanding the waterflood in the Sockeye field.  In the recently acquired West Montalvo field, Venoco plans to start or “spud” its first development well in the second quarter and will be implementing an aggressive workover program on the existing producing wells.

In the Sacramento Basin, where Venoco is primarily focused on infill drilling,   activities accelerated in the first quarter of 2007.  The company doubled the number of drilling rigs from three to six in the quarter.  Venoco spud 34 wells in the basin during the first quarter, set casing on 30 of those wells for an 88% success rate, and plans to drill over 120 wells there during 2007.  As of March 31, 2007 there were 5 wells actively being drilled, one rig being moved to the next location, and 16 wells awaiting completion and/or pipeline hookup.  Drilling in this area includes a significant number of wells drilled to locations that were not included in the company’s year-end 2006 proved reserves, and are targeted at expanding reserves and the field boundaries.  The company continues to expand its land position in this area and by the end of the first quarter held an acreage position in the basin consisting of approximately 164,000 net acres (192,000 gross).

In Texas, Venoco expects to further increase production in the Hastings complex through recompletion and workover programs.  In addition, the company plans to spud the first of several new wells in the complex during the second quarter.  In the first quarter of 2007, the company spud four wells in the Giddings, AWP and Barbers Hill fields.  All four wells are expected to be completed and placed on production during the second quarter.  Venoco recently acquired several fields in Texas, including the Manvel field, and plans to begin remediation work in these fields during the second quarter. The company believes that the Manvel field is analogous to the Hastings complex and, therefore, plans to implement a workover program at Manvel similar to its successful program in the Hastings complex.

2007 Production Expenses and General & Administrative Costs

Venoco had unusually high production and G&A expenses per barrel of oil equivalent (BOE) produced in the last nine months of 2006 and the first quarter of

2007.  The increased production expenses were significantly affected by substantial remedial work it conducted in the Hastings complex following the acquisition of TexCal and, in the first quarter of 2007, annual maintenance performed in the quarter on platform Holly.  Venoco expects to reduce the amount of remedial work performed in the Hastings complex after the end of the second quarter of 2007. The Company is also in the process of adding production from its lower operating cost gas wells in the Sacramento Basin.  These factors, combined with expected production increases, are expected to result in 2007 production expenses trending downward towards historical levels on a per BOE basis.

The TexCal transaction, various systems conversion costs, and other costs associated with preparing for Sarbanes Oxley compliance increased G&A costs per BOE produced in the last nine months of 2006.  In the first quarter of 2007 Venoco incurred a non-recurring $0.7 million charge related to settlement of an employment agreement and approximately $1.1 million in non-cash compensation costs related to equity based compensation. Other than the non-recurring charge incurred in the first quarter, cash G&A costs in the remaining quarters of 2007 are expected to be relatively consistent with first quarter 2007 costs.   On a per unit basis the company expects that its 2007 G&A costs will consistently decline during the balance of 2007.

Conference Call and Webcast

The company will host a conference call on Wednesday May 16, 2007 at 9 a.m. Mountain (11:00 a.m. Eastern) to discuss its first quarter 2007 results.  The call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (800) 599-9795 and use conference code 15219832.  International participants can call (617) 786-2905 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for International callers, (617) 801-6888, and using passcode 49451357.  A replay will also be available on the Venoco website for 30 days.

Quarterly Report

The company has filed a quarterly report on Form 10-Q for the period ended March 31, 2007.  Interested parties may access the Form 10-Q and the company’s other SEC filings through the company’s website.  Additionally, shareholders may receive a hard copy of the company’s complete Form 10-Q free of charge.  Requests can be made via the Company’s website or by email sent to investor@venocoinc.com or by calling the corporate office at (303) 626-8300.

About the Company

Venoco is an independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in California and Texas.  It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates eighteen fields in the Texas Gulf Coast and South Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, capital expenditures, development projects, production and G&A expenses and all other statements other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling activity, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely effect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company’s operations and financial performance is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, (805) 745-2123 direct; (805) 455-9658 cell.  This release is available on our website at www.venocoinc.com.

Source: Venoco, Inc.           — more -

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended March 31,
			Increase
	2006	2007	(Decrease)	% Change

Production Volume:
Natural Gas (MMcf)	1,862	4,244	2,382	128%
Oil (MBbls)	699	883	184	26%
MBOE	1,009	1,590	581	58%

Daily Average Production Volume:
Natural Gas (Mcf/d)	20,689	47,156	26,467	128%
Oil (Bbls/d)	7,767	9,811	2,044	26%
BOE/d	11,215	17,670	6,456	58%

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$51.87	$49.26	$(2.61)	-5%
Realized hedging gain (loss)	(8.12)	0.35	8.47	-104%
Net realized price	$43.75	$49.61	$5.86	13%

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$7.60	$7.12	$(0.48)	-6%
Realized hedging gain (loss)	(0.21)	(0.03)	0.18	-85%
Net realized price	$7.39	$7.09	$(0.30)	-4%

Average Sale Price per BOE (1)	$45.82	$45.53	$(0.29)	-1%

Expense per BOE:
Production expenses (2)	$12.21	$15.77	$3.57	29%
Transportation expenses	0.80	1.18	0.38	48%
Depreciation, depletion and amortization	6.63	12.95	6.32	95%
General and administrative	4.37	6.16	1.79	41%
Interest expense, net	3.74	8.38	4.64	124%

(1)             Average Sale Price is based upon oil and natural gas sales, net of inventory changes, realized commodity derivative losses and amortization of derivative premiums, divided by sales volumes.

(2)             Production expenses are comprised of oil and natural gas production expenses and production taxes.

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FIRST QUARTER 2007 AND 2006
CONDENSED STATEMENTS OF OPERATIONS

UNAUDITED
($ in thousands)

	Quarter Ended March 31,
			Increase
	2006	2007	(Decrease)	% Change

REVENUES:
Oil and natural gas sales	51,271	73,639	22,368	44%
Commodity derivative gains (losses)	(15,570)	(18,714)	(3,144)	20%
Other	1,714	813	(901)	-53%
Total revenues	37,415	55,738	18,323	49%
EXPENSES:
Oil and natural gas production	12,322	25,087	12,765	104%
Transportation expense	805	1,877	1,072	133%
Depletion, depreciation and amortization	6,694	20,599	13,905	208%
Accretion of abandonment liability	470	773	303	64%
General and administrative	4,406	9,795	5,389	122%
Amortization of deferred loan costs	338	1,245	907	268%
Interest, net	3,773	13,327	9,554	253%
Total expenses	28,808	72,703	43,895	152%
Income (loss) before taxes	8,607	(16,965)	(25,572)	-297%
Income tax provision (benefit)	3,500	(6,600)	(10,100)	-289%
Net income (loss)	$5,107	$(10,365)	$(15,472)	-303%

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DECEMBER 31, 2006 AND MARCH 31, 2007
CONDENSED BALANCE SHEET INFORMATION

UNAUDITED
($ in thousands)

	Consolidated	Consolidated
	12/31/06	3/31/07

ASSETS
Cash and cash equivalents	$8,364	$6,220
Accounts receivable	48,042	49,753
Inventories	3,211	3,359
Prepaid expenses and other current assets	7,226	6,075
Income tax receivable	8,098	3,883
Deferred income taxes	879	4,300
Commodity derivatives	10,348	4,144
Total current assets	86,168	77,734

Net property, plant and equipment	774,253	841,457

Total other assets	32,772	27,970
TOTAL ASSETS	$893,193	$947,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$53,900	$73,127
Undistributed revenue payable	15,596	15,639
Accrued interest	5,295	5,848
Deferred income taxes	—	—
Current maturities of long-term debt	3,557	3,689
Commodity derivatives	8,574	12,160
Total current liabilities	86,922	110,463
LONG-TERM DEBT	529,616	571,688
DEFERRED INCOME TAXES	40,424	31,663
COMMODITY DERIVATIVES	6,931	14,945
ASSET RETIREMENT OBLIGATIONS	38,984	39,848
OTHER LONG TERM LIABILITIES	—	—
Total liabilities	702,877	768,607
Total stockholders’ equity	190,316	178,554
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,193	$947,161

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GAAP RECONCILIATIONS

We use EBITDA and EBITDA adjusted as described below, referred to in this release as Adjusted EBITDA, as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We define EBITDA as net income (loss) before (i) net interest expense, (ii) income tax provision (benefit), (iii) depreciation, depletion and amortization, (iv) amortization of deferred loan costs, and (v) the cumulative effect of change in accounting principle, and we define Adjusted EBITDA as EBITDA before the effect of  (a) pre-tax unrealized gains and losses on derivative instruments, (b) non-cash expenses relating to the amortization of derivative premiums, and (c) non-cash expenses relating to share-based payments under FAS 123R. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance.  Because the use of EBITDA and Adjusted EBITDA facilitate comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as alternatives to cash flow from operating activities or as measures of our liquidity. You should not assume that the Adjusted EBITDA amounts shown are comparable to Adjusted EBITDA or similarly named measures disclosed by other companies. In evaluating EBITDA and Adjusted EBITDA, you should be aware that they exclude expenses that we will incur in the future on a recurring basis.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only on a supplemental basis.

UNAUDITED
($ in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended
	3/31/06	12/31/06	3/31/07

EBITDA Reconciliations:
Net income	$5,107	$2,281	$(10,365)
Plus: Interest, net	3,773	14,085	13,327
Income taxes	3,500	1,550	(6,600)
DD&A	6,694	21,412	20,599
Amortization of deferred loan costs	338	1,206	1,245
EBITDA	$19,412	$40,534	$18,206

Plus: Pre-tax share-based payments	647	1,205	1,140
Amortization of derivative premiums	1,788	3,541	1,898
Pre-tax unrealized commodity derivative losses	9,508	(7,666)	16,990
Adjusted EBITDA	$31,355	$37,614	$38,234

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